Exhibit 10.9

HUMAN RESOURCES AND INTERNAL COMMUNICATIONS

TRANSITION SERVICES AGREEMENT

This HUMAN RESOURCES AND INTERNAL COMMUNICATIONS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [                    ], 2011, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”), and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of                 , 2011 (the “Separation Agreement”), between MII and MVWC, MII has agreed to distribute all of the issued and outstanding common shares of MVWC to the shareholders of MII on a pro rata basis, subject to the terms and conditions therein (the “Spinoff”).

WHEREAS, in connection with the Spinoff, MII and MVWC have agreed that MII or its Affiliates shall provide MVWC and its Affiliates with certain services on a temporary basis after the Closing; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MII and MVWC agree as follows:

1. Transition Services. For a period commencing on the Closing Date and continuing until the second anniversary of the Closing Date (the “Transition Period”)(unless a different period is specified for a particular service on the applicable exhibit attached hereto (each, a “Services Exhibit”), MII shall provide, or cause its Affiliates to provide, to MVWC and its Affiliates the services described in the Services Exhibits hereto (the “Transition Services”). Such services shall be provided at the charges described in the Services Exhibits and in accordance with Section 3 below. MVWC may cancel any Transition Services upon not less than one hundred twenty (120) days’ prior written notice of cancellation to MII, unless a different period is provided for in the Services Exhibits. The cancellation of one category of Transition Services shall not operate to cancel or otherwise affect the remaining Transition Services, it being understood that some services are bundled and cannot be cancelled separately. To the extent possible, the cancellation of a Transition Service shall be effected at the end of a MII Accounting Period. MVWC may use the Transition Services for its own internal business purposes for its business conducted under brands licensed from MII and its Affiliates, consistent with the terms of the underlying agreement between MII and the applicable product/service vendor, and may not resell the Transition Services or otherwise make them available for use by third parties (provided, that a property owner’s association or similar entity for a project operated by MVWC or its Affiliates under brands licensed from MII and its Affiliates shall not be considered a third party for purposes of this Section 1).

2. Standard of Service. MII will provide, or cause to be provided, the Transition Services in accordance with MII’s standard policies, procedures and practices in effect immediately prior to the date hereof, as the same may be changed from time to time, and the Services Exhibits. In providing the Transition Services, MII shall at all times exercise the same care and skill as it exercises in performing like services for itself and other third parties, including franchisees. Except as provided in the preceding sentence, the Transition Services are provided on an “AS IS” basis.

3. Billing and Payment.

A. Payments. MVWC will pay the costs set forth in the Services Exhibits for those Transition Services that have not otherwise been cancelled by MVWC and that are provided pursuant to Section 1 of this Agreement during the Transition Period. Such costs that are currently allocated are subject to change based on annual budgets, actual expenditures, or other metrics, whether or not such allocation is set forth or described in the Services Exhibits; provided, that all such allocations to MVWC shall be made on a fair and reasonable basis, and MVWC acknowledges that such allocation methodologies in place as of the Closing Date are fair and reasonable; and provided further, that if a portion of the costs for any Transition Services are attributable to the development of systems enhancements with a total cost of $5 million or more, (i) if such systems enhancements are not intended to become effective during the Transition Period, MVWC shall not be allocated any costs for such systems enhancements, and (ii) if such systems enhancements become effective before the end of the term during which the related Transition Services are provided under this Agreement, then MII and MVWC shall discuss and agree on a reasonable allocation of such costs to MVWC taking into consideration the remaining term of the provision of the related Transition Services hereunder. Such allocations shall be subject to periodic “true-ups” for actual allocated costs. MII or one of its Affiliates shall bill MVWC for the Transition Services at the times and in the manner as such billing is made immediately prior to the Closing Date, and MVWC shall pay MII at the times and in the manner as payment is customarily made as of the Closing Date, in each case unless otherwise specified in the Services Exhibits, but in no event shall any payments be made more than thirty (30) days after the invoice date. Notwithstanding the foregoing, payments made by MII to third parties (or MVWC employees) on behalf of MVWC or its Affiliates will be drawn by MII directly from MVWC bank accounts which MVWC shall keep funded with sufficient amounts to enable MII to make such payments, and MII shall not be required to advance or use any of its own funds to make any such payments. Any payments not made by MVWC to MII when due shall bear interest, computed daily, from the date due to the date of payment based on the annual percentage rate equal to the Prime Rate, plus three percentage points (3%). “Prime Rate” means the “rate” that Citibank, N.A. (or its successor entity) publishes from time to time as its prime lending rate in effect from time to time. MII shall be entitled to the costs of collecting any overdue amounts including reasonable attorneys’ fees and expenses.

B. Termination-Related Services and Payments. In connection with the termination or cancellation of the provision of any Transition Services by MII hereunder, whether at the end of the term of this Agreement or earlier, MII shall provide commercially reasonable services and assistance to transition such services to MVWC and its Affiliates or a third party provider, including such termination services as may be described in the Services Exhibits (as described herein, the “Termination Services”). Except as otherwise provided in a

Services Exhibit, with respect to the Termination Services: (i) MII shall make available to MVWC such books and records (subject to MII’s reasonable records retention policies) as will be needed by MVWC to prepare the accounting statements for the Transition Services for the accounting period of MVWC in which the termination or cancellation of the Transition Services or this Agreement, as the case may be, occurs and for any subsequent periods, (ii) MII shall use commercially reasonable efforts to facilitate the orderly transfer of all information contained within such books and records from MII’s systems to MVWC’s or a successor’s systems, provided MII shall not be required to transfer any information that is confidential and/or proprietary to MII, (iii) MII acknowledges and agrees to provide MVWC all such data, books, and records, in such forms and electronic formats as agreed by MI and MVCW, and (iv) MII shall, within ninety (90) days after termination or cancellation of the Transition Services or of this Agreement, as the case may be, prepare and deliver to MVWC a final accounting statement with respect to the Transition Services. MVWC shall have no obligation to reimburse MII for any costs relating to data retention or storage by MII for legal, regulatory or other purposes.

MVWC shall reimburse MII for (i) any out of pocket costs incurred by MII or its Affiliates in providing the Termination Services, (ii) any costs and expenses of employees of MII or any Affiliate that are allocated to a fund or specified payment source (for the avoidance of doubt, MVWC is not responsible for internal costs incurred by MII, and not allocated to such a fund or specified payment source, that otherwise would have been incurred if the Termination Services were not provided), in providing Termination Services, and (iii) severance and other termination payments made by MII or its Affiliates for the termination of employment of employees of MII or its Affiliates (if any), it being understood that MVW shall only be responsible for such severance and termination costs as are mutually agreed to by MII and MVWC with respect to employees of MII or its Affiliates that are primarily engaged in providing Transition Services (for the avoidance of doubt, MVWC is not responsible for severance and other termination payments made by MII for the termination of employees of MII or its Affiliates that were not primarily engaged in providing Transition Services to MVWC).

4. Access. Each party shall make available on a timely basis to the other party and its Affiliates, as applicable, all information and materials reasonably requested by such Persons to enable them to provide or receive the Transition Services, as applicable, consistent with past practice. MVWC will give MI and its Affiliates, as applicable, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of MVWC and its Affiliates and their respective personnel for the purposes of providing the Transition Services.

5. Subcontracting. To the extent necessary or desirable to perform the Transition Services, MII or its Affiliates, as applicable, may subcontract any part of such services; provided, however, MII will continue to be responsible for its obligations under this Agreement on behalf of itself and any subcontractors of MII or its Affiliates. MII or its Affiliates, as applicable, shall be responsible for all payments to such subcontractors (provided, that such obligation of MII to pay such subcontractors shall not alter the amount MII is entitled to receive from MVWC for Transition Services hereunder).

6. Taxes. MVWC will pay all applicable taxes (including, without limitation, sales, use, services, value-added, and other such transaction-based taxes), duties, and tariffs and all other taxes or charges imposed on the provision of the Transition Services by MII or its Affiliates, as applicable, except for taxes based on net income of Parent or its Affiliates. If any such taxes are levied on MII or deducted from amounts otherwise due to MII hereunder, MVWC shall “gross up” the payments to MII so that the net amount received by MII is equal to the amount required to be paid to MII hereunder.

7. Firmware or Software. MVWC acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by MII or its Affiliates, as applicable, by reason of the provision of the Transition Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by MII and MVWC.

8. Relationship of Parties. In providing the Transition Services, MII and its Affiliates, as applicable, shall act under this Agreement solely as independent contractors and not as agents or partners of MVWC. All employees and representatives providing the Transition Services shall be under the direction, control and supervision of MII and its Affiliates, as applicable (and not of MVWC) and MII and its Affiliates, as applicable, shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of MVWC. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Without limiting the foregoing, no services provided under this Agreement shall be construed as legal, accounting or tax advice or shall create any fiduciary obligations on the part of MII or any of its Affiliates to MVWC or any of its Affiliates, or to any plan trustee or any customer of any of them.

9. Force Majeure. No party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, or general inability (not specific to the claiming party) to obtain necessary labor, materials or utilities. In any such event, the claiming party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof and the claiming party shall have no liability to the other party in connection therewith. The claiming party will promptly notify the other party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the claiming party will use reasonable commercial efforts to resume its performance promptly.

10. Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Transition Service is to be provided as indicated on the Services Exhibits, (b) the date on which the provision of all Transition Services has terminated or been canceled pursuant to Section 1 and (c) the date on which this Agreement is terminated pursuant to Section 11. Sections 3, 6, 7, 8, 9, 12, 13 and 17 shall survive any termination of this Agreement or cancellation of any Transition Services hereunder.

11. Breach of Agreement. For purposes hereof, an “Event of Default” shall mean a party’s failure to comply in all material respects with its obligations hereunder which failure remains uncured for a period of 10 Business Days following such party’s receipt of written notice of such failure,. In the event of an Event of Default, the non-defaulting party may terminate this Agreement immediately by providing written notice of termination. Without limiting the foregoing, a non-payment or other breach by MVWC with respect to one or more Transition Services shall give MII the right to suspend such Transition Services until such breach is cured. The failure of a party to exercise its rights hereunder with respect to a breach by the other party shall not be construed as a waiver of such rights nor prevent such party from subsequently asserting such rights with regard to the same or similar defaults.

12. Disclaimers; Indemnification; Limitation of Liability.

(a) EXCEPT AS SET FORTH IN SECTION 2, MII DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE, IN CONNECTION WITH THE PROVISION OF THE TRANSITION SERVICES UNDER THIS AGREEMENT.

(b) With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of MII’s obligations in connection with the provision of Transition Services under this Agreement, other than Losses arising as a result of the fraud or willful misconduct of MII, MII’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform, or cause its Affiliates to re-perform, such services. MII agrees to indemnify, defend and hold harmless MVWC and its Affiliates and their respective directors, officers, employees and agents as a result of the fraud or willful misconduct of MII. MVWC shall promptly advise MII of any such breach of which it becomes aware.

(c) EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SUBSECTION (b) ABOVE, MII SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT. MVWC AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS MII AND ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (“INDEMNIFIED PERSONS”) FROM ANY CLAIMS ASSERTED, OR ASSOCIATED LOSSES, BY OR ON BEHALF OF THIRD PARTIES OR WHICH RESULT FROM GOVERNMENTAL ACTION. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(d) The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such Claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

(e) The foregoing provisions of this Article set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

13. Confidentiality. Each party agrees to treat, and to cause its employees and agents to treat, confidentially all records and other information with respect to the other party. Specifically, each party agrees that it will, and will cause its employees and agents to, during the term of this Agreement and thereafter (except where required by law or court order or administrative agency order or subpoena): (a) retain all such information of the other party in confidence; (b) not disclose any such information to any third party without the permission of the other party, except as required by Law; (c) not use any such information of the other party for any purposes other than performing its obligations under this Agreement; (d) limit access to the information of the other party to those employees and agents who have a need to know the information for the business purposes of this Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to the other party with such party’s employees and agents having access to such information and with third parties having any access to such information; and (e) ensure that all tangible objects and copies thereof in such party’s possession or under its control containing or imparting any such information of the other party shall be returned to the other party at any time upon the request of the other party or upon termination of this Agreement.

14 Modification of Procedures. MII may make changes from time-to-time in its practices and procedures for performing the Transition Services. Notwithstanding the foregoing sentence, unless required by law, MII shall not implement any substantial changes affecting MVWC or its Affiliates unless:

(a) MII has furnished MVWC notice (the same notice MII provides its own business) thereof;

(b) MII changes such practices and procedures for its own business units at the same time; and

(c) MII gives MVWC a reasonable period of time for MVWC (i) to adapt its operations to accommodate such changes or (ii) reject such changes. In the event MVWC fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed an acceptance of such change. In the event MVWC rejects a proposed change but does not terminate this Agreement, MVWC agrees to pay any reasonable expenses resulting from MII’s need to maintain different versions of the same systems, procedures, technologies, or services or resulting from requirements of third party vendors.

15. Compliance Audits. Upon notice from MII, MVWC shall provide MII, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as MII may from time to time designate in writing (collectively, the “MII Auditors”) with access to, at reasonable times, to any MVWC facility or part of a facility at which MVWC is using the Transition Services, to MVWC personnel, and to data and records relating to the Transition Services for purposes of verifying compliance with this Agreement. MII audits may include security reviews (including MVWC’s completion of security related questionnaires) of the Transition Services and MVWC’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools. MVWC will provide any assistance that MII Auditors may reasonably require with respect to such audits.

16. Audit Rights. MVWC shall have the right, upon at least thirty (30) days written notice to MII, and in a manner to avoid interruption to MII’s business, to perform audit procedures over MII’s internal controls and procedures for the Transition Services provided by MII under this Agreement; provided that, such audit right shall exist solely to the extent required by MVWC’s external auditors to ensure MVWC’s compliance with the Sarbanes-Oxley Act of 2002, to determine if MVWC’s financial statements conform to Generally Accepted Accounting Principles (GAAP) or to the extent required by governmental agencies. MII shall provide MVWC and MVWC’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as MVWC or MVWC’s auditors may reasonably require to perform such audit procedures. MII shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. MVWC shall pay or reimburse all of MII’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in MII’s controls or procedures described in this Section 16.

17. Miscellaneous. The following sections of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 17 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement): Article VIII (Further Assurances); Article IX (Termination); Section 11.1 (Counterparts; Entire Agreement; Corporate Power); Section 11.2 (Governing Law); Section 11.3 (Jurisdiction); Section 11.4 (Waiver of Jury Trial); Section 11.5 (Assignment); Section 11.6 (Third Party Beneficiaries); Section 11.7 (Notices); Section 11.8 (Severability); Section 11.10 (Headings); Section 11.11 (Waivers of Default); Section 11.12 (Specific Performance); Section 11.3 (Amendments); and Section 11.16 (Interpretation).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

MARRIOTT INTERNATIONAL, INC.

By:
Name:
Title:

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:
Name:
Title:

Human Resources Transition Services

Area	Description of Services	Current Charges	Term for Providing Services

Transition Services to be provided by MII to MVWC and its Affiliates as applicable.

MII will provide to MVWC all MII communications, change management and training plans and materials relating to the implementation, roll-out or change to systems or services covered in the Transition Services provided hereunder. All of the Transition Services include MII providing updated pages from Marriott Global Source (MGS) relating to all such services in cases where MVWC does not have access to such pages on MGS.

See Agreement Section 3 concerning changes to charges and termination or cancellation assistance charges.

Services to be provided by MII to MVWC until cancellation of a category of services or until termination under this Agreement.

“Effective Date” has the meaning set forth in the Separation Agreement.

If MVWC proposes the cancellation of a service but not all services under this Agreement, MII will analyze the impact on the provision of other services under this Agreement in a timely fashion in order to allow MVWC to make a decision about the cancellation.

Spirit to Serve	Award Spirit to Serve recognition certificates to associates of MVWC or its Affiliates upon request. MVWC’s or its Affiliates’ managers may request from MII a Spirit to Serve certificate/letter and/or seals to present to associates based on customer feedback. Program is currently offered to all managed and franchise locations.	$10.30 per certificate; $1.72 per letter; $2.52 per seal.	Perpetual

Club 25

Club 25 benefits (free hotel stays for weekends (Friday – Sunday nights) for associates with 25 or more years of service).

MVWC will notify MII benefits or other third party of MVWC’s or it’s Affiliates’ associates who have reached the 25 year (or more) milestone anniversary. On MII’s behalf, Aon Hewitt will mail Club 25 benefits to impacted associates and will notify MII reservations of new members.

		$6.09 per packet plus shipping	Perpetual

Quarter Century Club

Enroll and provide QCC cards to Associates of MVWC or its Affiliates who achieve combined 25 years of service with MII and MVWC or its Affiliates within 18 months after the Spinoff.

MVWC will notify MII or MII’s designated third party of MVWC’s or its Affiliates’ associates who satisfy the requirements based on additional MVWC service and MII or a third party will mail the QCC packet to the associates and will notify MII reservations of new members.

		Cost per packet and shipping charged at then current rate.	Up to 18 months following the Spinoff (relative to services specified herein only; benefits to qualifying associates extend beyond this timeframe).

MII Executive Deferred Compensation Plan (EDC)	MVWC’s and its Affiliates’ associates will receive distributions from the EDC based upon the selected distribution schedule per plan year election. The MVWC benefits team administrator will notify the MII benefits department and/or the MII EDC recordkeeper of any terminations from MVWC or its Affiliates.	No charge for the service of making the distributions. See MVWC reimbursement obligation in Employee Benefits and Other Employment Matters Allocation Agreement between MII and MVWC.	Perpetual

International Compensation and Benefits	• International Assignment Policy (IAP) and Regional Transfer Policy (RTP) estimates and calculations for compensation packages.	Charges are not broken down by activity. Total charge for 2011 (payable in installments each period): $101,079.	Through 12/31/2012.

•         Administration of IAP, RTP and US Persons work abroad packages and compensation programs.

•         Provide update to housing ceilings for countries supported.

•         Assist in development of merit increase budgets.

•         Provide information on updates to IAP and RTP policies.

•         Advise on health and welfare plans and retirement schemes in non-US locations supported.

Estimated charge for 2012 (budget pending): $70,242

	• Provide software tool to administer RTP packages.	Estimated at $450 per calculation based on number of calculations run by MVWC using AirInc tool. This cost is in addition to the annual charge noted above.	Through 12/31/2012.

	• Coordinate expatriate income tax preparation.	Charges by external tax consultant of MVWC under MVWC service contract. Charge by MI based on 2013 budget and anticipated activity and headcount.	Generally, through the end of first quarter 2013; provided, however, that coordination will be provided beyond that date in cases where the expatriates have submitted their organizers after February 28, 2013, but in no event will coordination be provided beyond 12/31/2013.

Middle East Medical Insurance Cover	MVWC will be provided access to MII’s broker, Berkeley Burke, to purchase the same insurance coverage for MVWC associates who work in the covered Middle East countries of the same sort provided to MII associates in such countries, subject to satisfaction of all eligibility rules and administrative guidelines. Plan design is at MII’s sole discretion; provided, however, that MII will inform MVWC of planned changes.	2011 charge: $175,400 per year, charged quarterly.	Through 12/31/2011.

UK Supplemental Medical Insurance Cover	MVWC subsidiaries MVCI Europe Limited, MGRC Management Limited and 47 Park Street Limited shall be entitled purchase the same supplemental medical insurance coverage for their eligible associates who work in the UK of the same sort provided to MII associates in the UK, subject to satisfaction of all eligibility rules and administrative guidelines. Plan design is at MII’s sole discretion; proved, however, that MII will inform MVWC of planned changes.	Pass through costs based on MVWC associate enrollment and contract rates.	Through 12/31/2011.

UK Employee Assistance Programme	MVWC subsidiaries MVCI Europe Limited, MGRC Management Limited and 47 Park Street Limited shall be entitled purchase the same employee assistance programme services for their eligible associates who work in the UK of the same sort provided to MII associates in the UK, subject to satisfaction of all eligibility rules and administrative guidelines. Plan design is at MII’s sole discretion; provided, however, that MII will inform MVWC of planned changes.	Pass through costs based on MVWC associate eligibility and contract rates.	Up to 24 months from the Effective Date.

UK Salary Survey	MVWC subsidiaries MVCI Europe Limited, MGRC Management Limited and 47 Park Street Limited shall be entitled purchase the same salary survey services of the same sort provided to MII in the UK, subject to satisfaction of all data requirements and administrative guidelines. Survey design is at MII’s sole discretion; provided, however, that MII will inform MVWC of planned changes.	Pass through costs based on MVWC headcount and contract rates.	Through 12/312011.

New Learning Services

Design and Development

Brand Learning: Build learning capability to in support of global brand and business priorities.

Design & Development: Deliver curriculum and deployment solutions in support of global stakeholders.

Delivery: Build global capability for instructor led deployment and train-the-trainer experiences.

	MVWC to pay for services, as needed, based on hourly rates as noted below: Analyst/Manager $71; Sr. Manager $95; Director $114; Sr. Director $143; Vice President $200.	Up to 24 months from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tool, and interfaces.

Maintain/Add e-Courses

eLearning Course Implementation

MII will perform the eLearning course implementation work necessary to place the MVWC eLearning programs on the myLearning system available to MVWC associates. MVWC provides the necessary information to complete the Learning Activity Request Form.

	Range from $1500 to $2500 per course, including upload test and release. Price varies based on course complexity and length.	Up to 24 months from Effective Date.

eLearning Annual Maintenance

Sustainability enables content support and technical assistance with any content hosting or functional issues post-implementation to ensure eLearning programs are working properly. It also provides for implementation services to re-upload and perform User Acceptance Testing to replace or refresh existing content in the event of a content modification or technical challenge. MVWC will be required to participate in User Acceptance Testing.

	$500 per course deployed.	Up to 24 months from Effective Date.

Non-U.S. Core Administration, Instructor-led Training Delivery and Cadent material shipping.

MVWC has the right to use any instructor-led courses created and owned by MII prior to the Spinoff, and to modify, reproduce, distribute or appropriate as its own such courses. MVWC may retain any such MVWC modified instructor-led courses after the Transition Period.

	$750 per Manager per location per year.	Up to 24 months from Effective Date.

Gatekeeper and Learning Coordinator in myLearning

Gatekeeper support for learning related activities and Learning Coordinator identification and certification support. myLearning curriculum repository, and the myLearning Reporting Tool.

2011 charge to MVWC: $37,702 per year.	Up to 24 months from Effective Date.

Courseware

Courseware to be made available to MVWC and its Affiliates. Includes access to the programs through myLearning for course registration, eLearning activities, DVDs and other materials to enable MVWC to deliver and facilitate these programs.

MVWC has the right to use any courseware created and owned by MII prior to the Spinoff, and to modify, reproduce, distribute or appropriate as its own such courseware. An exception to this is for any training provided by a third party which Marriott does not own and these cannot be modified, reproduced, or distributed by MVWC. MVWC may retain any MVWC modified courseware after the Transition Period.

Courses that are listed in this document that are not available to franchisees will be available to MVWC only through the Transition Period. After the Spinoff enhancements to any of these programs will have a development cost to MVWC if MVWC desires to utilize such enhancements.

Additionally, MII has the right to cancel any course that, in MII’s sole discretion, no longer provides business value.

Ashridge: included in the “Non-U.S. Core Administration” fee described above.

Element K: $0.39 per unit.

Rosetta Stone: $49.00 per participant.

Foundations of Cleaning: $750 tuition per participant.

Food Safety: $70 per manager participant.

OSHA Standards: $100 per DVD ordered.

Armed Robbery: $100 per DVD ordered.

Associate Safety Orientation: $100 per DVD ordered.

Back Injury Prevention: $100 per DVD ordered.

At no cost: Privacy Directions; Full Service Property Management Systems suite; Marriott Rewards; We Welcome Service Animals; Tips & Alcohol Service; Trainer Certification I; CPR, First Aid and AED; American Red Cross Standard First Aid; Housekeeping suite.

Up to 24 months from Effective Date.

eLearning Courseware –

The listed eLearning courseware to be provided. MVWC has the rights to use any courseware owned by MII created prior to the Spinoff, and to modify, reproduce, distribute and appropriate as its own. An exception to this is for any training provided by a third party which Marriott does not own and these cannot be modified, reproduced, or distributed by MVWC. MVWC may retain any MVWC modified courseware after the Transition Period.

Change Management for Human Resource Professions: $500 per participant.

Interviewer Certification: $105 per participant.

Harassment Prevention: $15 per participant.

At no cost: Supervisor Spirit I & II; myLearning Learning Coordinator certification course materials; Information and Security Protection Training; The Business We Do; Culture Wizard; Curriculum G; Living Our Core Values III; Engineering eCampus; US Patriot Act; Pool Safety; Foreign Corrupt Practices Act; Risk Management Curriculum available to franchisees, Surveillance Detection suite; Guestware curriculum suite; myHR Manager Self-Service suite.

Up to 24 months from Effective Date.

Passports to Success! - The primary objective of Passports to Success! is to provide basic, technical and soft skills training for non-management operations associates working in rooms operations and food and beverage. Passports has been expanded to include additional modules and training curriculums. In addition, certain modules are also offered to managers working in operations and other disciplines. Participating properties can track individual associates’ progress online with a certification application.	2011 charge: $5.50 per sellable timeshare unit per year per participating property. Estimated 2012 charge: $5.75 per sellable timeshare unit per year per participating property.	Up to 24 months from Effective Date.

MII hereby grants MVWC the right to modify, reproduce, distribute and appropriate as its own, any Risk Management eLearning materials created and owned by MII and not available to franchisees, and to use and distribute as its own any Risk Management eLearning materials created and owned by MII that are available to franchisees. MVWC may retain any such MVWC modified eLearning materials. MII affirms that it has obtained all consents and has all rights relative to such grant to MVWC.

At no cost: Risk Management Curriculum.

In addition, MVWC has been, and will continue to be, provided with Risk Management courses not available to franchisees for use outside of MII’s Learning systems. However, this should not be construed as training mandated, controlled or directed by MII.

For modifications to the materials, as long as MVWC uses these systems and MII maintains them. If the systems are no longer used by MVWC or maintained by MII, MVWC will have the perpetual right to use previous versions.

Finance and Accounting eLearning	Finance Courses (G/L, Marrpay, MBS courseware, etc.) although not owned, or managed by HR, will be made available to MVWC through myLearning for the duration of this Agreement. Once the TSA is over, MVWC will work with MII F&A to obtain training required to support F&A business process and systems that are provided as services by MII. After the end of the Transition Period, MII hereby grants MVWC the right to modify, reproduce, distribute and appropriate as its own, any eLearning materials created and owned by MII. MVWC may retain any such MVWC modified eLearning systems and/or materials after the Transition Period. MII affirms that it has obtained all consents and has all rights relative to such grant to MVWC.	At no cost: Finance Courses (G/L, Marrpay, MBS courseware, etc.)	As long as MVWC uses these systems and MII maintains them.

Global Learning Governance

Learning metrics and reporting – MVWC will have access to MII’s best practices, templates and tools for standardized learning reports to include standardized questions for level 1, level 2 and level 3 measurement.

Vendor management – MVWC will have access to MII preferred vendors that may be selected for learning content as appropriate to franchisees. Service includes analysis of learning vendors.

Learning Management Standards and Systems – MII to provide MVWC with access to MII’s best in class learning standards from external companies which MII subscribes to. MII to provide MVWC access for creating, publishing and deploying learning in the MVWC environment.

If MII selects and implements a new learning system during the Transition Period, MVWC will be included in the transition to the new tool. MVWC will participate in User Acceptance Testing of the new system.

		MVWC to pay to MII a fixed cost of $46,059 annually.	Up to 24 months from Effective Date.

Prior Years of Service Calculations	MII will calculate the prior years of service for periods before the Spinoff for associates who were employees of the MII group before the Spinoff at the request of MVWC human resources.	2011 charge: $13,250.	Perpetual

myHR Services and Systems

MII will provide system access for the system of record for HR transactional data, and all other tools interfacing with such system that gather or update relevant associate data throughout these various tools. In addition MII will allow MVWC continued access to MVWC data in the common data store which contains both current and historical data through interfaces with various HR systems.

Enterprise web-enabled systems and services to support:

Employee Data Management – Performance of all activities necessary to capture, track, modify and report employee-related electronic and physical data. Activities include:

•         Strategy and policy

•         Table maintenance

•         Date Integrity

•         Organizational structure maintenance

•         Employee records, files, and documents.

•         Reports

HR Information Technology/HR Information Services – Information technology infrastructure, systems, equipment, software, local area network, common office environment, and wide area network facilities used to deliver the HR Function and includes:

•         IT Architecture

•         Connectivity

•         Infrastructure Operations and Management

•         Forecast and Capacity Planning

•         Storage Management

•         Record Retention and Record Retention Procedures

•         Data Security Practices

•         Physical Security

•         Systems Interfaces

•         Systems Production Support

•         Systems Scheduled Business Activity Support

2011 rates in effect for “myHR Services and Systems

U.S. myHR Services and Systems: $122 per associate per year, billed per period; future rate expected to be $144 per associate per year, billed per period; U.S. $24 per associate per year, billed per period; Non-U.S. myHR Services and Systems: $69 per associate per year, billed per period; Non-U.S. PeopleSoft HRMS Profile: $9 per associate per year, billed per period.

Rates are based on volume and may fluctuate. Annual inflation applies.

If MVWC specific changes are required to any of the systems supported during the Transition Period, MVWC will pay for these changes at the ongoing rate.

Up to 24 months from Effective Date. Continued use of the systems is predicated on dependencies to other systems, tools, and interfaces.

•         Systems Production

•         Maintenance

•         Supported Software Prevention Maintenance

•         Enhancement Management

•         Systems Ad Hoc Services

•         Systems Training

•         Problem Management

•         Problem Management Services

Employee and Manager Self Service – Service delivery methods that can be used to deliver access to HR information and services via direct access vehicles (including Interactive Voice Response, web, kiosks, direct access) and includes specific services via web-based direct access.

•         Associate and manager self-service strategy, policy and initiatives

•         Participant self-service Tools to meet business goals and objectives

•         Provide web-enabled solution that allows multiple options for network access (including intranet, extranet, internet and virtual private network) to the Systems

•         Provide functionality that identifies and appropriately categorizes participants accessing the Systems and maintains brand identity through the uploading of specific content, as applicable

•         Provide on-line instructions to participants on the use of self-service tools

•         Integrate Aon-Hewitt’s self-service tools to company’s single sign-on solution

•         Identify any potential network limitations that may degrade performance

•         Provide participants with access and transaction capability for the self service tools including with respect to:

•         maintaining personal information

•         accessing and registering for education and training

•         accessing performance and career development information

•         viewing and applying for jobs

•         Provide managers with access and transaction capability for the self-service tools including with respect to:

•         Associate indicative data including performance data

•         department budget and financial data required to provide compensation information and modeling capability

•         education and training programs

•         performance appraisals, development plans, and succession plans

•         recruiting and staffing information

•         statistical and ad-hoc report generation

•         management reporting

•         Update links and URLs specific to MVWC on-going releases (which includes, but is not limited to, any releases of new systems, programs or other initiatives) as long as the change does not require more than 20 hours of work.

Pass-through charges for updating links and URLs specific to MVWC requiring more than 20 hours of work.

Workforce Analytics Services – Provides timely, accurate, information on-demand for managers, HR professionals, and business leaders for assessing their unit’s performance relative to key human capital metrics. Accessed through myHR, the workforce analytics information and reports are secured by role, organization and level.

Compensation Administration Services:

•        Salary Surveys

•        College Hire rates

•        Market Analysis Process

•        Job Evaluation

•        Salary Administration and Monitoring—Base Pay (salary, zones, classifications), incentive pay, and bonus structures for U.S. and non-U.S. locations.

•        Total Compensation Actions

•        Site classification

•        MRP Analysis

•        Total Compensation Tools – An enterprise, web-enabled tool supporting compensation functions including technology to monitor and process merit increases and bonuses including my-Pay Discussion Guides.

•        Access to wage planning tool developed by MII. Directors of Human Resources are provided the tool at the sole direction and implementation of MVWC Human Resources for the budgeting season.

Performance Management and Succession Planning – Technology available to management employees to conduct electronic performance management activities, for example, goal setting, performance feedback, performance reviews, development planning and workforce planning including succession management, human capital reviews. In addition, these are web tools accessible by all management employees that result in large efficiencies, are more accurate, assist in aligning individual goals with business goals. Also includes link to the existing Hourly Performance Process form.

Learning Management System – An enterprise, web-enabled tool that is available to all employees with an EID. Tools support training coordination, tracking and monitoring of enrollments, brand standard requirements, and associate development goals. Additionally the tools support logistics for delivery of programs and closeout of programs. This tool provides all associates with an Enterprise ID a place to enroll in classroom based learning such as core programs and eLearning curriculum. Learning reports are included as provided today.

Human Capital Services

•        Contact Center - Provides employees with access to a single point of contact call center via a MVWC dedicated help line, including contact center services and case management.

•        Supports Employees, Managers, and HR Professionals

•        24/7 Interactive Voice Response System

•        9:00am -8pm Eastern Standard Time

•        Bilingual Staff Fluent in English and Spanish

•        Real Time Interpreter Services in 150 Additional Languages

•        Secure email access to the Contact Center through HR portal

•        Appropriately identify caller type to route calls in accordance with specified criteria.

•        Customer Support Services – Services available via myHR portal access or through the myHR service center supporting all applicable services for MVWC.

Employee Communication – Activities associated with the process of communicating HR-specific items. MII will provide to MVWC (1) advance notice when possible of any change in process, new policy, program, initiative or event relating to the services/systems provided by MII to MVWC under this Services Exhibit, as well as (2) relevant materials, plans, policies, program communications, specific event communications and all other related materials. MVWC is accountable to communicate to their workforce.

Transition upon termination or cancellation of myHR Services and Systems services. Transition work includes separation of data for MVWC (and its Affiliates) and separation of access as applicable based on tool constraints.	Estimate of $200,000 to MII plus costs of third party vendor.

Sales Compensation

Transactional services (via AonHewitt database) for MVWC Sales Compensation process which provides for documentation, calculation and payment of (1) Sales Executive hours worked, commissions and bonuses, and (2) Marketing & Sales Management fixed incentives, quarterly incentives, annual true-ups and eligible earnings at MVWC’s request and oversight.

•         Create, maintain, and update commission calculation spreadsheet requested by MVWC.

•         Perform weekly, period, quarterly, or annual calculations of commission bonuses, and Special Performance Incentive Funds, and other cash payments for MVWC as requested by MVWC.

•         Calculate commission due to commission eligible associates, commission true-ups, and report other cash payments for MVWC.

•         Submit weekly commission reports for verification and approval for MVWC.

•         Submit commission calculation results to MVWC or appropriate payroll provider.

•         Respond to queries from associates regarding commission, bonus and Sales Performance Incentive calculations for MVWC.

•         Escalate queries from associates regarding commission, bonus, and Sales Performance Incentive to appropriate MVWC department where such queries pertain to functions or responsibilities not performed by AonHewitt or that require interpretation or exception to policies.

	Estimated to be $16,700 per period for 3rd party vendor services, based on the number of associates, which number will be updated by MII each period. Headcount to be confirmed by MVWC.	Up to 24 months from Effective Date. Continued use of the systems is predicated on dependencies to other systems, tools, and interfaces.

•        Draft, maintain, and process research memoranda to document inquiries and changes with respect to commission, bonus, and Sales Performance Incentive calculations.

•        Include chargeback information in commission reporting for MVWC.

•        Recalculation of regular rates of overtime pay.

•        Processing of time data and payroll for sales executives.

Hourly e-Hiring System

Hourly applicant tracking system which provides an end-to-end solution that streamlines the staffing process. The tool includes functionality to enable applications to be submitted electronically, incorporates an assessment within the applications submission, enables manager self-service to track and screen applicants through a web interface, pre-populates new hire paperwork and interfaces data to and from Marriott's PeopleSoft HRMS system. It also provides the ability to launch to the selection tool and results.

Kronos Hourly e-Hiring tool works with the AonHewitt myHR suite and provides an end-to-end solution that enables the hourly staffing process for U.S. Included are:

•        Service Center Services

•        Recruiting Services – sourcing activities, background and reference checks.

•        Link to Job boards, Job and Career Opportunity Tool

2011 pricing:

Global Posting and Talent Acquisition

•        Global Posting US – Annual Rate of $225 per hourly associate.

Hourly eHiring and Applicant Tracking

•        US Hourly e-Hiring – Annual Rate of $80.00 per hourly hire history for the immediately preceding year.

•        Non-USA Applicant Tracking (I-Grasp) - Current Annual Rate of $743.00 per location.

Other charges

•        Other charges to MVWC from direct contracts with MVWC vendors, including

Up to 24 months from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tools, and interfaces.

	This service will be replaced by Taleo (executed by AonHewitt) in first quarter 2012, and MVWC and its Affiliates will continue to receive these Transition Services under the Taleo System unless otherwise cancelled by MVWC.	background checks, drug testing, and sex offender registry. Rates impacted by volume and may fluctuate. Annual inflation applies.

I-Grasp is a stand-alone tool providing applicant tracking and on-line recruiting functionality for positions outside the U.S.

• Posting of positions on regional specific job seeker sites and Marriott’s career site
• Job seekers apply on line
• Administers assessment and allows human resources staff to track the progress of the applicant through the selection process.

Provide e-Hiring Hourly Scorecard and Workforce Planning reports.

	Transition upon termination or cancellation of Hourly e-Hiring System services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints.	Costs estimated to be $50,000 to MII, plus costs billed by third party vendors.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

Selection Assessment for Non-management Applicants	Provide selection assessment tool for non-management positions.	2011 rate: $15 per hourly hire. Rates impacted by volume and may fluctuate. Annual inflation applies.	Up to 24 months from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tools, and interfaces.

	Transition upon termination or cancellation of Selection Assessment for Non-management Applicants services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints.	Costs estimated to be $50,000 to MII plus costs billed by third party vendors.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

Management – Global Posting

The Deploy tool works with the AonHewitt myHR suite and provides an end-to-end solution that enables the management staffing process via an online functionality. The tool tracks candidate and requisition activity. Non-US requisitions can also be created and approved. Included are:

•        Service Center Services

•        Recruiting Services – intake with recruiter, sourcing activities, applicant screening, interview scheduling, assessment administration, offer distribution, reference and background checks, hiring administration.

The tools will be replaced by Taleo (executed by AonHewitt) in 2012 and MVWC and its Affiliates will continue to receive the Transition Services under the Taleo System unless otherwise cancelled by MVWC.

Global Posting US (United States) – Current Annual Rate of $578.00 per management (Exempt) associate.

Global Posting US (United States) – Current Annual Rate of $225.00 per management (Non-Exempt) associate.

Global Posting Non-USA - Current Annual Rate of $14.00 per management associate.

•         Other charges Other charges to MVWC from direct contracts with vendors including background checks, drug testing, and sex offender registry.

Rates impacted by volume and may fluctuate. Annual inflation applies.

Up to 24 months from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tools, and interfaces.

	Transition upon termination or cancellation of Management - Global Posting services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints.	Costs estimated to be $50,000 to MII plus costs billed by third party vendors.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

Management –	The Global Management Selection	Management Selection	Up to 24 months
Global Selection	Program is a suite of management selection assessments, new interview guides, and a new approach to interviewing and making hiring decisions.

US and Non US: Annual Rate of $91.00 per management associate.

Management Selection Interviewer Certification US and Non US Online certification required. $105.00 per enrollee.

Rates impacted by volume and may fluctuate. Annual inflation applies.

from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tools, and interfaces.

	Transition upon termination or cancellation of Management - Global Posting services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints.	Costs billed by third party vendors.

Human Resources Business Process Management

Managing issues and changes that are identified, monitoring key results, and the day-to-day relationship between Hewitt subject matter experts and the Marriott Center of Expertise in areas of Talent Acquisition and Selection, Talent Management, Data Governance and Self Service, Reporting, and Communication. Tools, Systems, Processes, and 3rd party vendor operational relationships required to support:

Talent Acquisition & Selection.

•        Hourly & management Talent Acquisition Tools

•        Hourly & management Talent Acquisition Services

•        Hourly & Management Talent Selection Tools

Talent Management

		2011 charge: $47,257 per period. 2012 estimated charge: $25,961 per period.	Up to 24 months from Effective Date. Continued use of these systems is predicated on dependencies to other systems, tools, and interfaces.

• Compensation & Benefits
• Learning
• Performance Management
• Workforce Planning
• Associate Engagement & Survey

Reporting and Testing

• Compliance Reporting currently provided, within data segregation parameters.
• MVWC Operational & Transactional Reporting currently provided, within data segregation parameters.
• Ad Hoc Reporting
• Testing Management Support Data Management, Self-Service, & Project Management

• myHR website & Service Center
• Employee, Manager & HR Self-Service
• PeopleSoft HR Management System Data Management
• HR Data, Job Data, & Security
• Project Management for Large Initiatives
• Project Management Guidance
• Portfolio Management Reporting, Tools, & Services

	Transition upon termination or cancellation of Human Resources Business Process Management services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints and knowledge transfer.	Costs estimated to be $95,000 to MII plus costs billed by third party vendors.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

University Relations and Recruiting	Full life-cycle college recruiting support for property/site operations interns and management trainees (Management Development	2011 charge: $5713 per period.	Up to 24 months from Effective Date.

Program) from Marriott Tier I, II & III colleges/universities, as deemed appropriate by the Recruiting team, e.g., relationship management, sourcing, screening, interviewing, tracking those who MVWC decides to extend an offer to, coordinating placements, tracking interns.

Talent Management Analytics and Solutions	The Talent Management Analytics and Solutions (TMAS) department develops and manages programs supporting critical areas of the employee lifecycle (selection/onboarding, development, and job satisfaction and engagement). TMAS develops and manages human capital management tools and programs to promote the workforce productivity and supports the execution of business operations. Additionally, TMAS follows professional standards in the development of tools and programs to ensure employee-related practices are designed to mitigate legal risk to the company. The services include: 1) Human Resources strategic planning and research, 2) Employee Selection and Performance Management Tools, 3) Employee Succession Planning and Development Tools, 4) Employee Engagement Surveys and Research, 5) Job Analyses and Design, 6) Workforce Analytics and Human Resources Program Evaluation.	Current cost is $79,567 annual ($6,121.23 per period) for TMAS support Future cost after the Spinoff will be $14,650.00 per period.	Up to 24 months from Effective Date. Continued provision of these services is predicated on dependencies to other systems, tools, and services.

	Transition services to be provided by MII to MVWC upon termination or cancellation of Talent Management Analytics and Solutions services. Transition work includes separation of data for MVWC and separation of access as applicable based on tool constraints.	Separation costs estimated to be $50,000 to MII to cover the cost of time to transfer knowledge and records to MVWC or a third party provider.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

These services are segmented into three areas: 1) Development Work, 2) Business as Usual Support, and 3) Transition/Hand-off Support

Development Work

MII TMAS will continue to develop new products and tools and support the MVWC organization during the implementation of those products and tools. Several key caveats are listed below to help clarify the nature of this support:

•        Products and tools scheduled for implementation on a date after the end of the Transition Period will not be supported for MVWC. MII TMAS will keep MVWC informed about such projects and as practical, provide technical information about the projects to assist MVWC should they decide to implement a similar product or tool on their own.

• MII TMAS will consult with MVWC regarding new products and tools to determine the suitability and desirability of the new products and tools for MVWC.
• MII TMAS will ensure that any new product or tool that will be implemented for MVWC is designed in such a way as to meet the functional, technical, and brand needs of MVWC.
• MII TMAS will not support the development of products or tools that have singular applicability to MVWC.

Specific examples of currently scheduled development work are listed below

1.        Inclusion of MVWC in the Taleo applicant tracking system development and implementation, including the integration of MVWC-specific job descriptions and ACE pre- screening items. MII TMAS will support post-launch stabilization efforts for MVWC. Scheduled for deployment in 1st quarter of 2012.

2.        Inclusion of MVWC in ongoing LPP development and upgrade work. Phased deployments scheduled starting in Q3 of 2011 and continued updates through 2012. TMAS cannot support MVWC-specific customizations in content, platforms, or processes. TMAS can provide current-state and developed future-state materials to MVWC for consideration as they potentially plan for an MVWC-specific LPP model.

3.        Inclusion of MVWC with regard to updates to the Human Capital Review updates currently underway within the Success Factors platform (e.g., change management, training, implementation support). Initial deployment scheduled for Q3 2011.

4.        Inclusion of MVWC in planned validation and platform upgrade work associated with the DDI field management assessments. Scheduled to start in late Q2 of 2011, continuing into 2012 with platform updates scheduled for early 2013. This work will be completed on behalf of MVWC as long as TMAS is supporting Transition services at the time of the validation work.

Business As Usual Support

MII TMAS will provide continued business as usual support in such a way as to replicate current-state functionality. The degree to which MII TMAS can provide business as usual support will be partly dependent on the continued support provided by other MII Center of Expertise, namely Business Process Management (BPM). MII TMAS will provide business as usual support to MVWC following current protocols and procedures. In certain instances, MVWC may request a modification to the processes and procedures, but the extent to which MII TMAS will be able to accommodate such requests is dependent on the nature of the request and in some instances, changes to processes and procedures may not be feasible. Large-scale activities (e.g., ad hoc analysis of assessment results, revalidation of the Virtual Job Tryout) must be planned in advance with MII TMAS to ensure adequate resources are available to adequately cover MVWC support needs and in some instances, prioritization of projects may result in some projects not being supported. MII TMAS will provide business as usual support for the areas outlined below.

1. Continued support of research, analytics, and validation for existing management and non-management selection tools including: APT hourly assessments, DDI Management Assessments, and Shaker VJT MVWC M&S assessments. This includes analyses of assessment performance and the Quality of Hire survey (so long as Quality of Hire is active for the overall Marriott Enterprise).

2. Assessment tool development/refinement support including planned and ad hoc assessment alterations designed to improve tool functioning or adapt tools to changing business requirements.

3.        Continued Business as Usual support of the Hourly Performance Process (“HPP”) tool including the addition of new key actions to support new job positions. Continued inclusion of MVWC in “open calls” to support the Phase I and Phase II launches of HPP. Inclusion of MVWC in any HPP tool updates/upgrades including change management/implementation support.

4. Implementation of the 2012 Engagement Survey to include MVWC in the administration of that survey. Continued analytical support for MVWC leadership.

5.        Continued support of occupation code management and job description creation activities, ranging from processing as-needed requests for new codes/descriptions to designing and implementing occupation code and/or job description restructuring projects.

6. Starting in 2012, inclusion of MVWC with regard to Taleo’s recruiting tool, ACE, pre- screening item functionality analyses.

7. Continued inclusion of MVWC in ongoing Quality of Hire surveys.

8. Continued consideration of MVWC in enterprise-wide selection tool adverse impact analysis efforts.

Transition/Hand-off Support

The overarching goal of this agreement is to provide continued TMAS support to MVWC to avoid a disruption in human capital management processes and tools, allow MVWC to focus on developing a long-term human resources strategy, and work with MVWC to smoothly transfer organizational knowledge to MVWC with an emphasis on transitioning MVWC from current state into the to-be-developed long- term vision for MVWC human resources.

1.        MII TMAS will consult with MVWC on an ongoing basis with regard to HR strategic planning for MVWC with an emphasis on clarifying the philosophical and historical roots of various MII human resource management tools and processes.

2.        MII TMAS will provide MVWC with the technical support needed to transition all functions to the MVWC team prior to the end of the transition period. This transitional support includes helping MVWC understand the implications of removing, adding, or modifying tools and processes.

3. MII TMAS will train/educate MVWC persons with regard to the operation or functioning of any TMAS developed products and tools.

4.        MII TMAS will make available to MVWC all product and tool documentation, specifically job analysis and assessment validation program results, so that MVWC can adequately evaluate the rigor of these cornerstone projects and support the continued use of the existing job descriptions and assessment tools.

Talent Acquisition Center of Expertise– 3rd Party Recruiting Services	Oversee the execution of recruiting services for MVWC and working with the 3rd party vendor. This includes: Management and Hourly Recruiting Services on-going oversight, including monitoring the service level agreements metrics, reporting, implementing any necessary process changes due to new employment laws or process effectiveness efforts in partnership with MVWC Talent Acquisition function, escalating issues to the MVWC talent acquisition team as needed for resolution, etc.; launch of the enhanced hourly recruiting services model (2012 Q1) as part of MII’s overall launch plan and in partnership with the MVWC human resources team.

2011 charges: $3,645 per period.

Upon termination or cancellation, (i) a fee to MII estimated to be equal to a one-period transition fee to cover administrative and logistics costs resulting from extracting MVWC data, adjusting processes and realigning internal resources at the time of separation; and (ii) charges by third party vendors.

Up to 24 months from Effective Date.

Talent Acquisition Center of Expertise–Talent Acquisition systems oversight	Oversee the performance of the talent acquisitions systems and manage the relationship with the 3rd party vendors as part of MII’s agreements with the vendors. This includes: (i) On-going oversight of the global talent acquisition system performance and functionality; (ii)	2011 charges: $3,040 per period. Upon termination or cancellation, (i) a fee to MII estimated to be equal to a one-period transition fee to cover	Up to 24 months from Effective Date.

On-going oversight of the existing non-US non-management talent acquisition system performance and functionality; (iii) Support of future enhancements.

administrative and logistics costs resulting from adjusting processes and realigning internal resources at the time of separation and (ii) charges by third party vendors.

Note: Any MII Talent Acquisition costs to support the launch of the new talent acquisition system (Taleo) in January of 2012 will be charged separately as part of the overall project allocation; and additional charges to support the replacement of the non-U.S. non- management system (iGRasp) for non- management positions across non U.S. locations (2012-2013) are not included and will apply.

Associate Engagement Survey Software Tool	Engagement Survey provides associates with a confidential means to give feedback on the work environment and indicate their level of engagement. It also provides a reporting mechanism for managers to review the results of their organization’s results. Current Systems and tools will be retained as is during the current contract with AonHewitt. Survey tool is a standalone tool. Service Center – provides call center support.	2011 charge: $7.75 per participant/registrant per survey. Rate is impacted by volume and may fluctuate.	Up to 24 months from Effective Date. Continued provision of these services is predicated on other systems, tools, and interfaces.

	Transition upon termination or cancellation of Talent Management Analytics and Solutions services. Transition work includes separation of data for the new company and separation of access as applicable based on tool constraints.	Estimated costs of $15,000 to MII plus costs from 3rd party vendors.	Reasonable time following cancellation or termination in order to transition to a new MVWC solution.

Awards of Excellence

If MII maintains the Awards of Excellence program for a given year, MVWC and its Affiliates will, collectively, have the option to have one guaranteed spot for a MVWC associate (or an associate of a MVWC Affiliate) to receive an Award of Excellence and to attend the Awards of Excellence ceremony, held in Bethesda Maryland annually.

The Award of Excellence winner, a guest and the person nominating the winner will receive the following for four full days, plus a farewell breakfast on the fifth day, all at no cost to the award winner, guest or the nominator:

•      Food & Beverage (includes breakfast, lunch and dinner each day)

•      Lodging

•      Ground Transportation (limos from the airport; any travel into DC or Corporate HQ)

•      Photography

•      Videography

•      Expenses (any meals they had to pay for while away from the group)

MII will continue to provide MVWC (and its Affiliates) with access to and timely information regarding the Marriott Awards of Excellence processes, including, but

Actual costs will be charged. Estimated cost is $36,000 annually, which includes: travel for the award winner, a guest and the nominator of the winner to Bethesda, Maryland; hotel accommodations for award winner, guest and nominator; and program costs.

The estimated cost of $36,000 annually is based on the following cost components:

•      Hotel and Program Costs - $19,680 (set cost)

•      Flight/Travel to Bethesda, Maryland – This will fluctuate depending on where the honoree lives.

MVWC will only pay the costs listed above if it exercises its option (to be exercised in MVWC’s sole discretion) to elect to have a guaranteed spot for a MVWC associate (or an associate of a MVWC Affiliate) to receive an Award of Excellence and to attend the Awards of

Perpetual

not limited to, communications, the nominations period, selection and celebration, so that MVWC (and its Affiliates) can continue to leverage these processes.

MII will continue to provide MVWC (and its Affiliates) with access to the TeamShare site after the Effective Date.

MII reserves the right to modify or cancel the Awards of Excellence program in light of business needs, on a year by year basis.

Excellence ceremony, held in Bethesda Maryland annually. This option can be exercised by MVWC on an annual basis by notifying MII of such election at the time that MVWC’s top selects are to be provided to MII. Any election in one year will not impact MVWC’s election option in a future year. The deadline for MVWC to elect to have a guaranteed spot is 30 days prior to the launch of the nomination campaign which is typically on or around September 1 preceding the Award year.

Associate Appreciation Week Communications	MII agrees to share and provide to MVWC any digital communications that MII produces relative to Associate Appreciation Week so that MVWC can leverage such communications. MII shall ensure any licenses needed in order to allow MVWC to leverage such communications have been obtained.	No charges to MVWC.	Perpetual

MII Internal Communications (infrastructure and content) relating to MII’s key internal communications vehicles

MVWC (and its Affiliates) to leverage the infrastructure and content provided by MII Internal Communications around MII’s key internal communications vehicles.

•         Franchisee Weekly Update – MII will provide MVWC with one copy of the “final” Franchise Weekly Update and related resources by 2:00 pm each Friday.

		No charges to MVWC.	Perpetual

• MGS – MII MGS team to provide MVWC with the Franchisee – Americas (East – West – South – US) view of MGS.
• Headline News – Associates of MVWC and its Affiliates will no longer receive email copies of Headline News following the Spinoff.

MII Internal Communications (infrastructure and content) relating to MII’s key internal communications vehicles	MII Weekly Update – MII to provide support of and coordination with MVWC of content to MVWC for the Weekly Update. The MII Weekly Update editor will provide the MVWC Weekly Update editor with one copy of the “final” MII Weekly Update on Friday afternoons of each week by 2:00 pm Eastern time. The MVWC Weekly Update editor can then determine if the content is appropriate for MVWC’s audience.	No charges to MVWC.	Up to 24 months from Effective Date.

MII Internal Communications (infrastructure, writing and content) relating to specific initiatives affecting MVWC and its Affiliates.

MVWC (and its Affiliates) to leverage the infrastructure, writing and content provided by MII Internal Communications relating to specific initiatives affecting MVWC and its Affiliates.

MII’s Internal Communications team will timely provide to MVWC’s Internal Communications team all materials, communications, plans and related items relating to MII initiatives that apply to MVWC or where MVWC decides to participate in such initiatives.

•         As initiatives are raised, MII will make the determination as to how to communicate the initiative to MVWC in a timely manner ensuring MVWC has all information necessary relative to the initiative.

		No charges to MVWC.	Perpetual

•        MII and MVWC to work together, as needed, to coordinate a communications plan for the specific MII initiatives to ensure MVWC has all information and related materials that it needs in order to successfully roll-out and manage the initiative.

• To the extent information around MII initiatives is shared by MII with franchisees today, MII will provide such information to MVWC. MII will work with MVWC to address as needed.